                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact:    Charlene Hamrah (Investment Community)
            212/770-7074

            Joe Norton (News Media)
            212/770-3144


               AIG ELECTS GEORGE L. MILES, JR. AND MORRIS W. OFFIT

                              TO BOARD OF DIRECTORS

NEW YORK, April 21, 2005 - The Board of Directors of American International Group, Inc. (AIG) has elected George L. Miles, Jr. and Morris W. Offit as Directors.

      Mr. Miles, 63, is President and Chief Executive Officer of WQED Multimedia, the public broadcaster in southwestern Pennsylvania. He joined the organization in 1994 after serving for ten years as Executive Vice President and Chief Operating Officer of WNET/Thirteen in New York. Prior to that he held executive positions at KDKA, Pittsburgh; WPCQ, Charlotte; the Westinghouse Television Group; and WBZ-TV, Boston. Mr. Miles is a Certified Public Accountant and earlier in his career was a contract auditor at the U.S. Department of Defense and a manager at Touche Ross & Co.

      He earned his BA degree from Seton Hall University and his MBA from Fairleigh Dickinson University. He is on the Board of Directors of WESCO International, Inc.; Equitable Resources, Inc.; Harley Davidson, Inc.; the University of Pittsburgh and the UPMC Health System. He is the former Chairman of the Association for America's Public Television Stations and the Urban League of Pittsburgh, Inc.

      Mr. Offit, 68, is the Co-Chief Executive Officer of Offit Hall Capital Management LLC, a wealth management advisory firm in New York and San Francisco. He was previously founder and CEO of OFFITBANK, a private bank that merged into Wachovia Bank in 1999. Prior to that, he was President, Julius Baer Securities, and a General Partner at Salomon Brothers. He began his career at the Mercantile Safe Deposit and Trust Co., Baltimore.

      Mr. Offit received his BA degree from Johns Hopkins University and an MBA from the Wharton School of the University of Pennsylvania. He is a Trustee of The Johns Hopkins University where he served as Chairman of the Board. He is currently President, UJA-Federation of New York, where he was also a former Chairman of the Board. Mr. Offit was designated one of the country's first Chartered Financial Analysts (CFA) and he served as the first Chairman of the Professional Ethics Committee for the Financial Analysts Federation.

      Commenting on the election of Mr. Miles and Mr. Offit, Frank G. Zarb, Interim Chairman of the Board of Directors and Lead Director, said "George Miles and Morris Offit bring a wide range of experience and a depth of knowledge to the AIG Board."

      Martin J. Sullivan, AIG President and Chief Executive Officer said, "We look forward to the contributions of George Miles and Morris Offit as AIG Directors. They provide two additional strong and independent voices to the AIG Board."

                                     # # #

         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270